Exhibit 10.11

MASTER STARTING MATERIAL MANUFACTURING (CHINA) AGREEMENT

This Master Manufacturing Agreement (“Agreement”) is made and entered into as of March 30, 2006 (“Effective Date”) by and between

WuXi PharmaTech Co., LTD. (“Contractor”), having its principal place of business at NO. 1 Building, 288 FuTe ZhongLu, WaiGaoQiao Free Trade Zone, Shanghai, P.R. China 200131, and

PFIZER Inc. (“Pfizer”), having its principal place of business at 235 East 42nd Street, New York, NY USA 10017.

PURPOSE

Pfizer wishes to engage Contractor to manufacture certain starting materials and their intermediates for Pfizer’s products and Contractor wishes to provide such services to Pfizer subject to the terms and conditions of this agreement:

AGREEMENT

1.	DEFINITIONS

1.1	“Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with the relevant party.

1.2	“Evaluation” is defined in Section 4.

1.3	“Financial Records” is defined in Section 11.2.

1.4	“GMP” means the current good manufacturing practices for manufacturing finished pharmaceutical products as set forth in the United States Food, Drug and Cosmetic Act and any regulation promulgated under it, in each case as amended from time to time, or the guidelines set forth by the European Union or any other foreign equivalent, including those described in the ICH Q7A guidelines.

1.5	“Hazardous Materials” means all materials capable of causing harm or injury to human health or the environment, including, without limitation, toxic, flammable, or explosive materials; asbestos-containing materials, polychlorinated biphenyls, or lead-containing materials; and, carcinogenic, mutagenic, or teratogenic materials

1.6	“Intellectual Property” means all registerable and unregisterable intellectual property rights (including without limitation patent rights, copyrights, trademarks and trade secrets) anywhere in the world.

1.7	“Pfizer Materials” means any raw materials or equipment supplied to Contractor by Pfizer for an Evaluation or for the manufacture of a Starting Material under any Purchase Order.

1.8	“Product” means the active pharmaceutical ingredient to be manufactured by or on behalf Pfizer using a Starting Material supplied under a Purchase Order.

1.9	“Purchase Order” means any written purchase order or work order issued by Pfizer or any Quote signed by Pfizer and issued against a purchase order, which – in both cases – specifically reference this Agreement and includes a description of the requested Services, quantity, price, Pfizer destination, and requested delivery date. A form of work order is attached as Schedule B, but this is an example only and Purchase Order does not need to be in this form to be a valid Purchase Order under this Agreement.

1.10	“Quote” means a written price quotation issued by Contractor in response to a request from Pfizer. The quote will include any proposal by the Contractor to apply any intellectual property owned or controlled by it in the provision of the Services.

1.11	“Regulatory Standards” means requirements of the United States or foreign equivalent license requirements for the Contractor’s facility, and all other laws or regulations applicable to Contractor, the Contractor’s facility, and Contractor’s manufacture, storage, packaging, labeling, testing, control and shipment of Starting Material.

1.12	“Services” is defined in Section 2.

1.13	“Specifications” means for any Starting Material, the manufacturing, analysis, testing, quality, handling, shipping and storage specifications, plus any documentary requirements, set out in the Purchase Order or otherwise specified by Pfizer in writing.

1.14	“Starting Material” means a compound – or its intermediates – to be supplied to Pfizer under a Purchase Order for use in the manufacture of a Product, where the compound and its method of manufacture is not subject to GMP.

2.	SCOPE OF AGREEMENT

2.1	Under this Agreement Pfizer may request Contractor to manufacture Starting Materials from time to time (“Services”).

2.2	The parties agree that:

(a)	any Materials, Intellectual Property or technology transferred by Pfizer to the Contractor under this Agreement is for the sole purpose of the Contractor providing the Services to Pfizer and the Contractor is not the end user of such Materials, Intellectual Property or technology;

(b)	the Contractor is not required to pay Pfizer for the transfer of any Materials, Intellectual Property or technology provided by Pfizer to the Contractor under this Agreement; and

(c)	the Contractor’s sole compensation for provision of the Services is set out in Section 3 and the Contractor is not entitled to charge Pfizer for any improvements or new Intellectual Property relating to the Materials or Specifications.

3.	PURCHASE ORDERS

3.1	The Contractor will issue a Quote for any Services requested by Pfizer. Pfizer will accept a Quote by either issuing a Purchase Order for the Services, or returning the Quote signed by Pfizer and referencing the applicable Purchase Order. The Contractor may only initiate the Services after Pfizer accepts the applicable Quote. The terms of this Agreement will take precedence over any printed terms on any purchase orders, quotes, invoices or other documentation issued in relation to Starting Materials by either party.

3.2	Any affiliate of Pfizer may execute a Purchase Order under this Agreement, without requiring Pfizer or the Contractor to be a signatory to that Purchase Order.

4.	EVALUATION

4.1	Before Pfizer requests any Services with respect to a particular Starting Material, Pfizer may provide Contractor with information on, and samples of, the Starting Material and its method of manufacture so that both parties can evaluate Contractor’s capabilities and interest in providing Services (“Evaluation”).

4.2	On Pfizer’s request, Contractor will provide Pfizer with a written report detailing the results of the Evaluation including, any test data, process improvements or proposals to apply intellectual property owned or controlled by Contractor.

5.	MANUFACTURE AND SUPPLY

Contractor will manufacture the Starting Materials in strict accordance with the Specifications and the Regulatory Standards. Contractor will supply Starting Material to Pfizer in the quantities, on the schedule and at the price stated in the Purchase Order. Contractor will store all starting materials and in-process products in accordance with the Specifications.

6.	SHIPPING

Contractor will package, insure and ship the Starting Material in accordance with the instructions stated in the Purchase Order.

7.	PAYMENT

7.1	Pfizer will pay Contractor for the Services as stated in the Purchase Order.

7.2	Unless otherwise stated in the applicable Purchase Order, Contractor will invoice Pfizer on completion of the Purchase Order and Pfizer will pay undisputed invoices within 30 days of its receipt by Pfizer. All invoices must reference the Pfizer Purchase Order number and must be sent to the address specified in the applicable Purchase Order.

7.3	Contractor shall be responsible for all national, state and/or local sales, use, value-added or other taxes or fees that Contractor may be required to pay or to collect for the performance of the Services and/or profit it realizes under this Agreement.

8.	PFIZER MATERIALS

8.1	Pfizer Materials will remain Pfizer’s property at all times and will only be used by the Contractor for the purposes of manufacturing Starting Material under the relevant Purchase Order.

8.2	Contractor must store and maintain Pfizer Materials in such a way that they are clearly identifiable as Pfizer’s property. Contractor must not transfer to another site or party or destroy or dispose of Pfizer Materials or Starting Materials without Pfizer’s written consent.

9.	EH&S COMPLIANCE

9.1	The Contractor must carry out the Services in a safe manner and in compliance with all applicable environmental, health and safety laws. This obligation will not be subject to Section 26.6 – Force Majeure. Contractor will be solely responsible for any liability arising out of the generation, handling, storage, treatment, or disposal of any Hazardous Materials generated or used in the Services.

9.2	When requested by Pfizer, Contractor must promptly give Pfizer all relevant environmental and health and safety information related to the operation of its facilities used for the Services. Pfizer will give the Contractor the environmental and health and safety information described in the Purchase Order and the Specifications.

9.3	Contractor must – in connection with the Services or facilities used for the Services - give Pfizer prompt written notice of any material non-compliance with applicable environmental, health and safety laws that pose a significant threat to the environment, health or safety.

9.4	If Pfizer notifies Contractor that its conduct of the Services or its operation of the facilities used for the Services does not comply with all applicable environmental health and safety laws, the Contractor must correct the non-compliance in accordance with the Specifications.

10.	AUDIT

10.1	Pfizer may audit Financial Records and the records described in Section 11.1 and monitor and audit the Contractor’s conduct of the Services to verify compliance with this Agreement (including, without limitation, its compliance with Section 9). Such auditing and monitoring will take place on reasonable notice as Pfizer reasonably thinks fit, including the right to inspect any facility being used by Contractor for the Services and to inspect all relevant records. Pfizer will endeavour to agree a mutually acceptable time with the Contractor for such inspections. Contractor will co-operate fully with Pfizer during audits performed under this Section, including furnishing to Pfizer copies of all requested documents.

10.2	Contractor shall notify Pfizer of any regulatory inspection that may bear on the Product or starting material within one business day of Contractor’s learning of such inspection. Contractor shall provide Pfizer with copies of all inspection documents related to Product or starting material within two weeks of Contractor’s receipt of such documents.

11.	RECORDS

11.1	Unless stated otherwise in the Purchase Order, Contractor will, at its expense, store all batch records, quality assurance records, analytical procedures, testing, and quality control records relating to a particular Purchase Order for five (5) years following completion of the Purchase Order at which time the Pfizer should be notified to determine whether the records may be destroyed or continue to be stored at Pfizer’s request or expense.

11.2	Contractor will maintain, in accordance with Generally Accepted Accounting Principles and Practices, records reflecting the accuracy of Contractor’s charges, including invoices for compensation, and other information as Pfizer may reasonably require in connection with this Agreement (“Financial Records”). Contractor will preserve such documents, without receipt of additional compensation, for at least three years after the date of the final payment.

12.	REJECTION OF STARTING MATERIAL

12.1	Pfizer will have the right to reject any Starting Material that has not been manufactured in compliance with Contractor’s warranty in Section 18, without invalidating the remainder of the relevant order.

12.2	Any quantities of Starting Material that are rejected pursuant to this section will be returned to Contractor for reprocessing, re-working or replacement by Contractor at Contractor’s sole cost and expense. Contractor will obtain approval from Pfizer, in writing, prior to commencing any such work. If such work is requested by Contractor, and agreed to by Pfizer, Contractor shall be responsible for all costs and expenses incurred in connection therewith. The Contractor will be responsible for the replacement cost of any Pfizer Materials rendered unusable by the Contractor’s failure to comply with its warranty in Section 18.

12.3	If Contractor disputes Pfizer’s basis for rejecting Starting Material, then the rejected Starting Material will be tested by an independent laboratory nominated by Pfizer. The independent laboratory’s determination will be final and binding on the parties. The cost of such testing will be borne by Contractor if the independent laboratory confirms that the Starting Material in question does not comply with Contractor’s warranty in Section 18. Otherwise the costs will be borne by Pfizer.

13.	INTELLECTUAL PROPERTY

13.1	Pfizer will retain ownership of any Intellectual Property in the information disclosed for any Evaluation, the Specifications and Pfizer Materials. Except for the limited purpose of performing its obligations under this Agreement and except as provided under 13.4 and 13.5, neither party is granted any right, title or interest in any Intellectual Property owned or controlled by the other.

13.2	Before any employee, permitted subcontractor or agent commences work on any Services the Contractor must obtain from all employees, contractors or agents, in form and substance reasonably satisfactory to Pfizer;

(a)	a valid prospective deed of assignment under the China Patent Act for all Intellectual Property covering the Starting Material or its method of manufacture produced in performance of an Evaluation or Services;

(b)	a power of attorney irrevocably designating and appointing Pfizer and its duly authorized officers and agents as the employee’s, contractor’s or agent’s attorney-in-fact to file any deeds or applications on their behalf in respect of any assignment of Intellectual Property covering the Starting Material or its method of manufacture produced in performance of an Evaluation or Services.

13.3	Contractor irrevocably designates and appoints Pfizer and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf and stead to execute and file any documents and to do all other lawfully permitted acts for Intellectual Property covered by Section 13.4(a) with the same legal force and effect as if executed by the Contractor.

13.4	If Contractor produces Intellectual Property covering the Starting Material or its method of manufacture in performance of an Evaluation or Services under a Purchase Order:

(a)	Contractor agrees that any such Intellectual Property will as between Pfizer and Contractor, will belong to Pfizer. All inventions produced by Contractor in performance of the manufacture of Products under a Purchase Order are service invention creations and, therefore, as between the Contractor and its employees, contractors or agents belong to the Contractor. The Contractor perpetually and irrevocably assigns to Pfizer, all worldwide rights in such Intellectual Property.

(b)	Pfizer grants Contractor a world wide, royalty free, irrevocable, non-exclusive license – including the right to sublicense – to use such Intellectual Property for all purposes other than (i) the manufacture of the Starting Material for third parties; or (ii) the manufacture of a compound to be used in the manufacture of a pharmaceutical active ingredient that has the same indication or mechanism of action as the Pfizer Product. If Contractor is uncertain of the indication or mechanism of action of the API related to the Compound then Pfizer will provide this information upon request by Contractor.

13.5	If Contractor would like to use Intellectual Property owned or controlled by it in the manufacture of a Starting Material it must notify Pfizer in writing outlining the nature of the intellectual property and obtain Pfizer’s prior written consent.

(a)	Any such Intellectual Property must be detailed in the Purchase Order.

(b)	If Pfizer consents to the use of the Intellectual Property, Contractor agrees not to unreasonably withhold the rights for Pfizer and its licensees use of the Intellectual Property in the manufacture of the Starting Material, on terms to be negotiated in good faith.

(c)	If Contractor does not obtain Pfizer’s prior written consent before using such Intellectual Property in the manufacture of a Starting Material under a

Purchase Order, Contractor agrees that neither it nor any assignee or licensee of Contractor, will enforce such Intellectual Property to prevent Pfizer and its licensees from using the Intellectual Property in the manufacture of the Starting Material for Pfizer.

13.6	Contractor must not file a patent application anywhere in the world claiming the use or method of manufacture of any Starting Material or its intermediates.

13.7	Notwithstanding the provisions of the China Copyright Act, the assignment to Pfizer of all Intellectual Property under this Agreement will not lapse nor will the Intellectual Property revert to the Contractor or its employees, contractors or agents even if Pfizer does not exercise the rights under assignment within a period of one (1) year from the date of this assignment.

14.	REGULATORY

Pfizer will be responsible for preparation of regulatory submissions relating to Product marketing approval (e.g., INDs and NDAs). Upon request by Pfizer, Contractor shall provide reasonable assistance with such submissions in connection with any documentation provided by Contractor hereunder, at a rate specified in an approved Proposal.

15.	CONFIDENTIALITY

15.1	For purposes of this Agreement, the term “Confidential Information” will mean information disclosed to Contractor for an Evaluation, the Specifications, Pfizer Materials, information relating to the Starting Material and its manufacture produced by Contractor in performance of any Purchase Order, all written information which Pfizer delivers to Contractor pursuant to this Agreement stamped or otherwise identified in writing on the document “Confidential,” and all oral information which Pfizer declares to be confidential and confirms such declaration in writing within 30 days of disclosure; and

15.2	Contractor will maintain the Information in confidence with the same degree of care it holds its own confidential information. Contractor will only use the Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement. Contractor will not disclose the Confidential Information to any third party and will only disclose the Confidential Information to its officers and employees that need for the purposes of performing its obligations or exercising its rights under this Agreement.

15.3	Contractor’s obligation of nondisclosure and the limitations upon the right to use the Confidential Information shall not apply to the extent that Contractor can demonstrate that the Confidential Information:

(a)	was in the possession of Contractor prior to the time of disclosure; or

(b)	is or becomes public knowledge through no fault or omission of Contractor; or

(c)	is obtained by Contractor from a third party under no obligation of confidentiality to Pfizer; or

(d)	if Contractor is requested or ordered to disclose the Information in connection with a legal or administrative proceeding, Contractor will give Pfizer prompt notice of such request. Pfizer may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement or both. If Pfizer seeks a protective order or other remedy, Contractor will cooperate with Pfizer. If Pfizer fails to obtain a protective order or waive compliance within the relevant provisions of this Agreement, Pfizer will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

15.4	All confidentiality obligations of under this Agreement will survive the termination of this Agreement for a period of *.

16.	RELATIONSHIP WITH PFIZER

16.1	Contractor is an independent contractor and acknowledges that Contractor, its personnel, or employees are not employees of Pfizer. Accordingly, neither Contractor nor its employees or personnel will (a) participate in Pfizer employee benefit plans nor receive any other compensation beyond that stated below, (b) have the power or authority to bind Pfizer or to assume or create any obligation or responsibility, express or implied, on Pfizer’s part or in Pfizer’s name, except as otherwise set forth in this Agreement, or (c) represent to any person or entity that Contractor, its personnel or any employee of Contractor has such power or authority. Contractor will remain solely liable for all aspects of the employment of such persons including, without limitation, recruitment, hiring, firing, training, promotion, compensation, all payroll taxes and other deductions and all premiums or payments made for workers’ compensation coverage, unemployment benefits or any other payments required by law to be made by employers for or on behalf of employees.

16.2	Contractor represents and warrants that it and its personnel, and employees are authorized to perform the Services and that neither it nor its personnel or employees will act in violation of any applicable immigration laws or regulations. Contractor will indemnify Pfizer against any and all claims, fines, penalties and/or attorneys’ fees incurred by Pfizer for breach by Contractor of any immigrations laws or regulations and of this warranty.

17.	SUBCONTRACTING

17.1	Contractor may not utilize subcontractors to perform any part of the Services or Evaluation, including analytical testing, without prior written authorization by Pfizer.

17.2	Contractor will be responsible and liable for any authorized subcontractor’s performance of the Services and compliance with this Agreement. Contractor must ensure that any authorized subcontractor is, and remains, insured in accordance with Schedule A.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.	CONTRACTOR WARRANTIES

Contractor represents, warrants and covenants that:

(a)	all Starting Material supplied to Pfizer under this Agreement will meet the Specifications;

(b)	it has the right and authority to enter into and perform its obligations under this Agreement, and

(c)	it will perform all of its obligations under this Agreement in accordance with all applicable governmental laws, rules and regulations;

(d)	any authorized subcontractor will comply with the terms of this Agreement; and

(e)	it will carry out the Services in a safe manner and in compliance with all applicable environmental, health and safety laws.

19.	PFIZER WARRANTIES

Pfizer represents, warrants and covenants that:

(a)	it has the right and authority to enter into and perform its obligations under this Agreement; and

(b)	it will perform all of its obligations under this Agreement in accordance with all applicable governmental laws, rules and regulations.

20.	INDEMNIFICATION BY CONTRACTOR

20.1	Contractor will defend, indemnify and hold harmless Pfizer and its Affiliates, and its or their officers, directors, shareholders, employees, agents and representatives from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and amounts paid in settlement) (collectively, “Losses”) resulting from any third party claim made or suit brought against Pfizer or any such persons arising out of Contractor’s breach of any of its representations, warranties or covenants in Section 18.

20.2	Upon receipt of notice of any such claim or suit, Pfizer will promptly notify Contractor thereof and will permit Contractor, at its cost, to handle and control such claim or suit. Pfizer will have the right to participate in the defense of such claim or suit at its own expense. Pfizer shall afford Contractor all reasonable assistance (at Contractor’s cost and expense) and will make no admission prejudicial to the defense of such claim or suit.

20.3	The foregoing indemnification obligation will not apply to any claim or suit to the extent it arises directly out of Pfizer’s negligence, willful misconduct or breach of any term, representation, warranty or covenant contained in this Agreement.

21.	INDEMNIFICATION BY PFIZER

21.1	Pfizer will defend, indemnify and hold harmless Contractor and its Affiliates, and its or their officers, directors, shareholders, employees, agents and representatives from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and amounts paid in settlement) (collectively, “Losses”) resulting from any third party claim made or suit brought against Contractor or any such persons arising out of (a) Pfizer’s breach of any of its representations, warranties or covenants in Section 19; or (b) the use by Pfizer of any Starting Material supplied by Contractor under this Agreement that complies with its applicable Specifications.

21.2	Upon receipt of notice of any such claim or suit, Contractor will promptly notify Pfizer thereof and will permit Pfizer, at its cost, to handle and control such claim or suit. Contractor will have the right to participate in the defense of such claim or suit at its own expense. Contractor will afford Pfizer all reasonable assistance (at Pfizer’s cost and expense) and will make no admission prejudicial to the defense of such claim or suit.

21.3	The foregoing indemnification obligation will not apply to any claim or suit to the extent it arises directly out of Contractor’s negligence, willful misconduct or breach of any term, representation, warranty or covenant contained in this Agreement.

22.	INSURANCE

Contractor will provide and maintain such insurance coverage, in minimum types and amounts as described in Schedule A. Contractor will on Pfizer’s request produce original certificates and additional insurance endorsements evidencing the specified insurance coverage, prior to execution of this Agreement, and, upon renewal of this Agreement or expiration of any one coverage, whichever comes first. Coverage shall be maintained for the duration of the Agreement or as specified in Schedule A.

23.	LIMITATION OF LIABILITY

Neither party will be liable to the other under this Agreement, whether in tort, contract or otherwise, for any indirect or consequential losses or any punitive or exemplary damages.

24.	PUBLICITY

24.1	No press releases or other statements in connection with this Agreement intended for use in the public or private media shall be made by Pfizer or Contractor without the prior written consent of the other party. If either party is required by law or governmental regulation to describe its relationship to the other, it will promptly give the other party notice with a copy of any disclosure it proposes to make.

24.2	In addition, Contractor will not use Pfizer’s name in connection with any products, services, promotion, or advertising without Pfizer’s prior written permission.

25.	TERM AND TERMINATION:

25.1	This Agreement will expire 5 years from the Effective Date.

25.2	Pfizer may terminate:

(a)	any Purchase Order *, or

(b)	this Agreement *.

If Pfizer terminates this Agreement or any Purchase Order without cause, Pfizer’s only obligation will be to pay Contractor for the services completed or unavoidable costs incurred and documented in accordance with the relevant Purchase Order under the Agreement or the terminated Purchase Order, as the case may be, up to the date of termination, at the rates provided in the Purchase Order. All payments paid to the Contractor in excess of those due to it under this Section will be returned to Pfizer.

25.3	If either party breaches this Agreement, the other may terminate it if the breaching party does not cure the breach within thirty (30) days of written notice of same. Termination will be without prejudice to any rights which may have been accrued to either party before termination.

25.4	On termination of this Agreement for any reason Contractor will return, at Pfizer’s expense, all Pfizer Materials. In addition the parties will return to each all copies of the other party’s Confidential Information except for one copy which may be retained for the sole purpose of determining continuing obligations under Section 13. Contractor will ensure any Confidential Information which is not in a returnable form, such as that detailed in Contractor’s laboratory notebooks, plant batch records or computerised data, be deleted where practical or otherwise marked as Pfizer Confidential and remain covered by this agreement as detailed in clause 13.

25.5	Termination of this Agreement will be without prejudice to the rights and obligations of the parties set forth in Sections 9 and 12 and any Sections which provide by their terms performance by either party subsequent to termination

26.	GENERAL

26.1	Assignment. Contractor will not transfer or assign its rights or obligations under this Agreement, in whole or in part, without Pfizer’s prior written permission. Pfizer may assign its rights and obligations under this Agreement to any Affiliate without Contractors prior consent.

26.2	Entire Agreement; Amendments. The provisions, terms and conditions of this Agreement (including its schedules) and any Quote and Purchase Order constitute the entire agreement of the parties with regard to the subject matter of this Agreement and supersede any prior agreements whether oral or written. No waiver, modification, change or amendment of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

26.3	Notices. All notices, requests, demands and other communications required or permitted to be given hereunder will be in writing and will be deemed to have been given (a) when received, if delivered in person, or (b) when sent, if send by facsimile with receipt confirmed, or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows:

If to PFIZER:	Pfizer Global R&D Headquarters
50 Pequot Avenue
New London, CT 06320
Attn.: Executive Vice President, PGRD
with copy to: General Counsel, PGRD

If to Contractor:	WuXi PharmaTech Co., LTD.
No. 1 Building, 288 FuTe ZhongLu,
WaiGaoQiao Free Trade Zone,
Shanghai, P.R. China 200131

26.4	Severability. If any term or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement is valid and will be enforceable to the fullest extent permitted by law.

26.5	Waiver. The failure of either party to insist upon strict observation or performance of any provision of this Agreement, or to exercise any right or remedy shall not impair or waive any such right or remedy in the future. Every right and remedy given by this Agreement to the parties may be exercised from time to time as often as appropriate. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

26.6	Force Majeure. Neither party will be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accident, fire, explosion, earthquake, flood, failure of transportation, strike, or other work interruption by either party’s employees or any similar or dissimilar cause beyond the reasonable control of either party.

26.7	Binding Effect. This Agreement will be binding upon and will inure to the benefit of Pfizer and Contractor, their respective successors and permitted assigns.

26.8	Dispute Resolution and Jurisdiction. CONTRACTOR HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE UNMODIFIED TERMS AND CONDITIONS OF THE DISPUTE RESOLUTION PROVISIONS SET OUT IN SCHEDULE C ARE A MATERIAL AND ESSENTIAL PART OF THIS AGREEMENT, SERVED AS A MATERIAL INDUCEMENT TO PFIZER’S ENTERING INTO THIS AGREEMENT AND THAT PFIZER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR AGREED TO BE BOUND TO ANY OTHER TERMS OR CONDITIONS GOVERNING DISPUTE RESOLUTION. NO COURT SHALL HAVE ANY JURISDICTION WHATSOEVER EXCEPT AS EXPRESSLY PROVIDED UNDER SECTION 1(G) OF SCHEDULE C.

26.9	Headings. The heading of this Agreement are inserted merely for convenience and ease of reference and will not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.

WuXi PharmaTech Co., LTD.	Pfizer Inc

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Schedule A

INSURANCE REQUIREMENTS

1. Employer’s Liability Insurance with a limit of not less than *.

2. Voluntary Compensation insurance covering all employees not subject to the applicable state Workers’ Compensation Act or Acts.

3. Commercial General Liability insurance with the following limits and forms/endorsements:

Each Occurrence                                                     *

Products and Completed Operations Aggregate    *

4. If the Contractor will bring vehicles onto a Pfizer site or use vehicles to perform the Services, Automobile and Truck Liability Insurance in the amount of * combined single limit for bodily injury and property damage arising out of all owned, non-owned and hired vehicles. This must cover all automotive and truck equipment used in the performance of the Services under this Agreement both on and off the work site, and must include the loading and unloading of same.

5. If Contractor has care, custody or control of Pfizer property or inventory, Contractor shall be responsible for any loss or damage to it, and provide all risk Property Coverage at full replacement cost for same.

Any and all deductibles for such insurance policies shall be assumed by, for the account of, and at the Contractor’s sole risk. All deductibles and self-insured retention amounts must be acceptable to and approved, in writing (if required), by Pfizer.

*

Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule B

WORK ORDER TEMPLATE for MASTER STARTING MATERIAL MANUFACTURING AGREEMENT

THIS WORK ORDER is made on [date]

BETWEEN

(1)	PFIZER [entity] (“Pfizer”), having its principal place of business at [Insert Details]; and

(2)	[CONTRACTOR NAME] (“Contractor”), having its principal place of business at [Insert Details]

WHEREAS

This Work Order is entered into pursuant to the Master Starting Material Manufacturing Agreement dated [    ] between Pfizer and the Contractor (the “Agreement”). The terms and conditions of the Agreement govern this Work Order in respect of the Services with the following additional provisions applying:

1. Description of Services

Pfizer would like to engage the services of the Contractor for the purpose of manufacturing Pfizer’s Starting Material [compound number].

2. Specification

[Include information regarding

•	Starting Material product quality specification / Material Alert Level

•	any Manufacturing requirements / specifications

•	any Handling requirements / specifications

•	any standard operating procedures or guidelines for the manufacture of Product which the Contractor should follow

•	any Packaging requirements / specifications

•	any In-Process Testing requirements

•	any Finished Goods Testing requirements

•	any EHS/safety requirements

•	Shipping instructions (Instructions to Overseas Suppliers for international shipments)

•	requirement to provide Certificate of Origin

•	requirement to provide TSE/BSE statements / certificates

•	requirement to provide certificates of analysis

•	requirement to provide Material Safety Data Sheets

•	any other special requirements]

3. Fees

The	Purchase Order number is: The purchase order number should be quoted on all correspondence and on the invoice.

The Target Quantity is: *kg.

*% of the Target Quantity is: *kg. Note: * kg is *% of * kg. Delete this line if order is raised as * basis.

The * for this order is:

The full order value is:

The Basis of this order is: [* or *]

Incoterm (2000):

The Tariff Code for this Starting Material is:

The Delivery Date is:

The Starting Material Delivery Address is:

The invoice should be sent to: [insert EFSS address or NASS address or other]

OPTIONAL

Use this paragraph for orders raised as campaign basis (if per kg basis delete this paragraph):

Pfizer shall pay the Contractor for the manufacture and delivery of the Compound to nominated location(s). The order is on a * for a *. Should the Contractor produce a quantity greater than the Target Quantity the excess material will be supplied to Pfizer at no extra charge. Should the Contractor supply less than the Target Quantity then Pfizer will pay the full order value (i.e. assuming the Target Quantity had been supplied) for any quantities supplied in the range of *% or greater of the Target Quantity. Should the Contractor supply less than *% of the Target Quantity Pfizer will pay for that quantity supplied at the *of this order or, if both Pfizer and Manufacturer agree, the Contractor may undertake a further campaign to make up the shortfall to the Target Quantity at the Contractor’s cost.

OR

Use this paragraph for orders raised as * (if * delete this paragraph):

Pfizer shall pay the Contractor, for the manufacture and delivery of the Compound to Pfizer’s Sandwich site, for that quantity supplied, up to and including the Target Quantity, at the * of this order.

4. Pfizer Materials

The following material(s) have been, or will be, issued to the Contractor by Pfizer on a free of charge basis in support of the Contractor’s provision of Services or Evaluation.

Material Supplied by Pfizer to Contractor	Quantity (kg)

In relation to Pfizer Materials:

(i)	A Certificate of Analysis or Certificate of Conformity for each Pfizer Material, if available, will be provided by Pfizer to the Contractor.
(ii)	The Contractor will conduct an identity test, and if so requested by Pfizer, a laboratory use-test of the Pfizer Materials supplied before starting the manufacture of the Starting Material. The Contractor will promptly report any adverse results of these tests and in such case obtain the consent of Pfizer before manufacturing the Starting Material.

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	The Contractor is not liable for any defects of the Starting Material to the extent these arise from any defects in the Pfizer Materials supplied.

(iv)	Pfizer is only liable to the Contractor for direct loss suffered by the Contractor to the extent caused by defects in the Pfizer Materials supplied by Pfizer provided such loss does not result from the negligence or breach of statutory duty or breach of this agreement by the Contractor.

5. Contractor Intellectual Property

6. Contacts

The principle contacts for each of the 2 parties re communications and information provision are: Pfizer contact:

Contractor contact:

Signed by an authorised signatory:

For and on behalf of PFIZER

Signed:	EXAMPLE ONLY	Date:
Name:		Position:

For and on behalf of Contractor’s name

Signed:	EXAMPLE ONLY	Date:
Name:		Position:

Schedule C

DISPUTE RESOLUTION AND JURISDICTION

(a)	Disputes. If any dispute, disagreement or controversy of any nature or type arises out of or results from this Agreement, then without regard or reference to the principles of conflicts of law or international private law or any contrary term or condition in any international treaty or convention (other than in connection with the recognition of arbitral awards as the parties have agreed herein below):

(i) Jurisdiction/Forum. Any Dispute that cannot be resolved after at least thirty (30) calendar days of informal negotiation between the parties shall be finally resolved by binding arbitration under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission (“CIETAC”) as supplemented by clause “(v)”, below (collectively, the “Rules”). The Rules shall apply to all Disputes whether deemed foreign or domestic. If CIETAC is found under Article 2 of the Rules not to have jurisdiction of a Dispute then the parties consent to use of the arbitration rules of the International Chamber of Commerce (the “ICC”) and in such cases all references herein to “CIETAC” shall be deemed to be references to the ICC and all references to the “Rules” shall be deemed to be references to the rules of the ICC.

(ii) Applicability of Rules. If a procedural question or dispute arises that is not governed by the Rules, the Arbitrators (as defined below) shall make a binding determination of its resolution after affording each party an opportunity to state its preferred means of resolution. Each party hereby expressly, irrevocably and unconditionally consents and submits to the personal jurisdiction of the CIETAC and waives and hereby affirmatively covenants not to assert their right to object to or challenge the sole and exclusive personal jurisdiction of the CIETAC in connection with Disputes. Any controversy concerning the extent to which any Dispute is subject to the terms and conditions of this Section and/or the Rules, or concerning the applicability, interpretation, or enforceability of this Section and/or the Rules, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the United States Federal Arbitration Act and resolved by application to the United States District Court for the Southern District of New York.

(iii) Venue, Language and Governing Law. The arbitration described herein (the “Arbitration”) shall be conducted in the English language and all written briefs and statements prepared by the parties shall be submitted in the English language. The Arbitration shall be conducted at a mutually agreed location in the Hong Kong Administrative Region of the People’s Republic of China (“Hong Kong”). All Disputes shall be governed by and construed in accordance with the substantive laws of the Peoples Republic of China under the procedural requirements of the Rules, all without regard or reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction, except that in applying the fairness and reasonableness standard required by Article 53 of the Rules the Arbitrators shall look to the Rules of the ICC and the substantive laws of the State of New York, United States of America and the United States federal laws enforced and applied within.

(iv) Arbitrators. The panel of arbitrators shall consist of three (3) neutral arbitrators who are mutually agreed upon by the parties meeting the following criteria: (i) none of them shall be current or former employees, directors or shareholders of, or otherwise have any current or previous relationship with, either party or its respective Affiliates; (ii) one (1) Arbitrator shall be a former judge of a U.S. state or federal court; (iii) one (1) Arbitrator shall be a person expert in pharmaceutical industry research and development; and (iv) one (1) Arbitrator shall be an attorney or senior business executive expert in offshore services relationships between customers and vendors of science or technology services (collectively, the “Arbitrators”). If the parties cannot mutually agree on the Arbitrators within fifteen (15) business days of the filing of the claim with the CIETAC, then the Arbitrators shall be selected under Articles 24 – 27 of the Rules.

(v) Supplemental Rules. To the maximum extent permitted by Article 7 of the Rules, the following supplemental rules shall govern the conduct of the Arbitration. If there is any conflict between the Rules and this Section, the parties intend that this Section shall prevail. The Arbitration shall be subject to the following rules: (i) the Arbitrators may not award or assess punitive damages against either party except that the Arbitrator, in his or her sole discretion, may award reasonable costs, expenses and fees to the prevailing party; (ii) until such time as an award of costs is made by the Arbitrators, each party shall bear its own costs and expenses of the Arbitration and one-half (1/2) of the fees and costs of the Arbitrators; (iii) time is of the essence with regard to the completion of the Arbitration and the Arbitrators shall make a final award no later than one (1) year after the filing of the initial claim with the CIETAC; (iv) the rules of evidence shall not apply to the Arbitration; (v) each party shall be permitted to directly request limited production of documents in accordance with document discovery rules established by the Arbitrators; (vi) each party shall be entitled to call up to ten (10) witnesses at the Arbitration; and (vii) the parties’ briefs shall not exceed twenty (20) double-spaced pages (excluding exhibits) having font no smaller then ten (10) point and margins no smaller than one-half inch (the “Brief”); (viii) at least thirty (30) calendar days prior to the Arbitration, each party shall submit to the other party and the Arbitrators a copy of all exhibits on which such party intends to rely in any oral or written presentation, a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness and its Brief.

(vi) Award. The Arbitrators’ award shall be made as prescribed by Article 52 of the Rules and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accountings presented or pled to the Arbitrators. All costs, fees or taxes incident to enforcing the Arbitrators’ award shall be, to the maximum extent permitted by law, charged against the party resisting enforcement. Judgment upon the award of the Arbitrators may be entered in a court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement. Without limiting the foregoing, if and to extent that the final award of the Arbitrators is found unenforceable, either party may bring a cause of action against the other party before any court of competent jurisdiction at the domicile of the defendant party.

(vii) Interim Relief. By agreeing to arbitration, the parties do not intend to waive their right to seek preliminary, interim or partial awards including injunctive and other equitable relief. All such preliminary, interim or partial awards shall be made under Article 57 of the Rules. The Arbitrators shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the Arbitrators’ orders to that effect.

(viii) Confidentiality. In addition the confidentiality obligations of the parties set by the Rules and all confidentiality obligation hereunder, the parties agree that any Arbitration proceeding, the Arbitrators’ award and the fact itself that there is an ongoing Arbitration between the parties as well as the contents and existence of this Agreement is to be considered confidential and held as such.

Services of Process. Contractor hereby designates its office at the address noted on the front page of this Agreement for service of process in any action or proceeding arising under this Agreement and waives any international treaty provisions with respect to such service of process. Service of process in any action or proceeding arising hereunder shall be by mail only.